Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries: John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com	For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Cash and Cash Equivalents at March 31, 2012 Totaled $27.6 Million

Alimera Will Host a Conference Call at 8:30 A.M. ET Today

ATLANTA, GA May 11, 2012 — Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the first quarter ended March 31, 2012.

“We believe we are on track with our previously stated plan to have ILUVIEN® available for a commercial launch in Europe by the end of the year,” said Dan Myers, president and chief executive officer, Alimera Sciences. “During the past few weeks we have received marketing authorizations from the United Kingdom and Austria and anticipate receiving additional marketing authorizations in the coming months.”

The Company’s marketing authorizations received to date and the Final Assessment Report of the decentralized procedure are expected to support its potential pursuit of ILUVIEN approval in the remaining EU countries through the use of the EU’s Mutual Recognition Procedure.

“Our board of directors and management team continue to evaluate the long-term sales and marketing opportunities for ILUVIEN in Europe, which may include strategic partnerships, as well as developing our own sales and marketing capabilities,” continued Mr. Myers. “Meanwhile, we continue to advance our preparations for commercial availability later this year regardless of the strategy we pursue.”

FDA Update

Alimera plans to meet with the U.S. Food and Drug Administration (FDA) toward the end of the second quarter of 2012 to discuss the FDA’s November 2011 complete response letter regarding Alimera’s New Drug Application for ILUVIEN for the treatment of Diabetic Macular Edema (DME).

First Quarter 2012 Financial Results

Research and development expenses for the first quarter of 2012 decreased to $1.6 million, compared to $1.8 million for the first quarter of 2011.

General and administrative expenses in the first quarter of 2012 were $1.4 million, compared to $1.5 million in the first quarter of 2011.

Marketing expenses in the first quarter of 2012, as well as in the first quarter of 2011, were approximately $1.1 million. Marketing expenses were substantially reduced in the United States in the first quarter of 2012 in comparison to the prior year due to the cancellation of the previously expected commercial launch of ILUVIEN in the U.S. However, marketing expenses remained relatively flat year-over-year as Alimera increased its pre-launch activities in Europe.

Net loss for the quarter ended March 31, 2012 was $4.4 million, or $0.14 per common share, compared with a net loss of $4.7 million, or $0.15 per common share, for the quarter ended March 31, 2011. Net loss per share was based on 31,427,355 weighted average shares outstanding for the first quarter of 2012 and 31,277,697 weighted averages shares outstanding for the first quarter of 2011.

As of March 31, 2012, Alimera had cash, cash equivalents and investments of $27.6 million, compared to $33.6 million as of December 31, 2011.

Conference Call to be Held Today

Alimera will hold a conference call today at 8:30 A.M. ET to discuss these results and provide a regulatory update. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning May 11, 2012 at 11:30 a.m. ET and ending on May 25, 2012 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 75754101. A replay of the webcast will be available on the corporate website for two weeks, through May 25, 2012.

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat chronic DME. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound.

About FAME™ Safety

Safety was assessed among those patients treated with ILUVIEN who were in the subgroup of patients with DME for three years or more and were considered to have chronic DME. Intraocular pressure (IOP) increases to 30 millimeters of mercury (mmHg) or greater at any time point were seen in 12.7% of these patients by month 36, compared to 18.4% in the full ILUVIEN treated patient population. By month 36, 3.6% of these patients had undergone an incisional surgical procedure to reduce elevated IOP, compared to 4.8% in the full patient population. The incidence of cataracts among patients with a natural lens in their eye at the start of the study was 84.1% at month 36, with 87.3% undergoing a cataract operation, compared to 81.7% and 80.0%, respectively, in the full patient population.

About DME

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition has progressed to DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. As the population of people with diabetes increases, it is anticipated that the annual incidence of diagnosed DME will increase.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s commercial plans for ILUVIEN in the European Union (EU). Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera’s ability to commercialize (alone or with others), and market acceptance of, ILUVIEN in the EU, uncertainty as to the pricing and reimbursement guidelines for ILUVIEN in the various EU countries, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2011 which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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ALIMERA SCIENCES, INC.

BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$27,625	$33,108
Investments in marketable securities	—	500
Prepaid expenses and other current assets	742	692
Deferred financing costs	172	201

Total current assets	28,539	34,501
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	171	197

TOTAL ASSETS	$28,710	$34,698

CURRENT LIABILITIES:
Accounts payable	$1,656	$1,948
Accrued expenses	894	1,638
Outsourced services payable	229	658
Notes payable	2,462	2,462
Capital lease obligations	12	12

Total current liabilities	5,253	6,718
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	2,332	2,868
Other long-term liabilities	156	134
STOCKHOLDERS’ EQUITY:

Common stock	314	314
Additional paid-in capital	235,971	235,619
Common stock warrants	415	415
Accumulated deficit	(215,731)	(211,370)

TOTAL STOCKHOLDERS’ EQUITY	20,969	24,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,710	$34,698

ALIMERA SCIENCES, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
RESEARCH AND DEVELOPMENT EXPENSES	$1,581	$1,757
GENERAL AND ADMINISTRATIVE EXPENSES	1,434	1,540
MARKETING EXPENSES	1,113	1,117

TOTAL OPERATING EXPENSES	4,128	4,414

INTEREST INCOME	1	12
INTEREST EXPENSE	(234)	(295)

NET LOSS	$(4,361)	$(4,697)

NET LOSS PER SHARE — Basic and diluted	$(0.14)	$(0.15)

WEIGHTED-AVERAGE SHARES OUTSTANDING — Basic and diluted	31,427,355	31,277,697